Exhibit 99.1

Contact:

MEDIA:                    ANALYSTS:                      INVESTORS:
Susan Gallagher                  Bruce Steinke                     Investor Services
(314) 554-2175                        (314) 554-2574                    invest@ameren.com
sgallagher@ameren.com                  bsteinke@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES TRANSFER OF AMERENUE ILLINOIS ELECTRIC AND GAS
UTILITY BUSINESSES TO AMERENCIPS,
TWO ILLINOIS GENERATING UNITS TO AMERENUE

St. Louis, MO,. May 2, 2005—Ameren Corporation (NYSE:AEE) today announced that its subsidiary—AmerenUE--has transferred certain of its Illinois electric distribution and transmission assets and natural gas distribution assets, along with related personnel to another subsidiary--- Springfield, Ill.-based AmerenCIPS. The utility asset transfer at net book value of approximately $138 million takes effect today.

In addition, to meet current generation capacity needs, Ameren also announced the transfer of approximately 550 megawatts of combustion turbines at Pinckneyville and Kinmundy, Ill., from Ameren’s non rate-regulated generating subsidiary, AmerenEnergy Generating Company, to AmerenUE. Priced at net book value of approximately $240 million, the transfer of these peak generating assets, which also takes effect today, will complete AmerenUE’s 2002 Missouri electric rate case settlement commitment to make certain generating capacity investments prior to June 30, 2006.

“This initiative will allow us to more effectively allocate our energy resources, and it will help us reduce future administrative costs,” said Gary L. Rainwater, chairman, president and chief executive officer of St. Louis-based Ameren. “Consolidating the two Illinois territories establishes a clean division between Illinois and Missouri for AmerenUE and AmerenCIPS. This action reflects our commitment to reducing costs, increasing efficiency and ensuring reliable energy supply.”

The transfer of AmerenUE-Illinois utility properties has been approved by the Illinois Commerce Commission (ICC), the Missouri Public Service Commission (MoPSC), the Federal Energy Regulatory Commission (FERC) and the Securities and Exchange Commission (SEC). The transfer of the generating assets received approval from the FERC and the SEC.

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The move of AmerenUE-Illinois customers and properties to AmerenCIPS will have no impact on the reliability of energy delivery or on energy rates/prices for any customer class. Also, consolidating Illinois electric and natural gas transmission and distribution assets will not have an impact on the existing customers of AmerenCIPS. AmerenUE’s Illinois operations provide natural gas to approximately 18,000 customers and electricity to approximately 62,000 customers. AmerenUE-Illinois operated in the four southwestern Illinois counties of Jersey, Macoupin, Madison and St. Clair.

AmerenUE’s electric generating facilities and certain of its electric transmission and communications facilities in Illinois were not part of the transfer. These Illinois facilities continue to be owned by Missouri-based rate-regulated AmerenUE.

Based in St. Louis, Ameren Corporation companies provide energy services to 3.2 million customers in a 64,000-square-mile area of Missouri and Illinois. Ameren is the parent of the utility operating subsidiaries, AmerenCIPS, AmerenCILCO, based in Peoria, Ill., AmerenIP based in Decatur, Ill., and of AmerenUE based in St. Louis, MO.

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